SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                            ------------------------


                                   FORM 8 - K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 16, 2005


                              Data I/O Corporation
             (Exact name of registrant as specified in its charter)


                                   Washington
                 (State of other jurisdiction of incorporation)


                0-10394                               91-0864123
       (Commission File Number)           (IRS Employer Identification No.)


                   10525 Willows Road N.E., Redmond, WA    98052
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (425) 881-6444


                                 Not Applicable
          (Former name or former address, if changed since last report)


                                Page 1 of 5 Pages

Item 2.02 Results of Operations and Financial Condition

A copy of a press release made on February 16, 2005 follows:


Data I/O Corporation
10525 Willows Road N.E.
Redmond, WA 98052
Tel: (425) 881-6444
Fax:(425) 881-6856

For information please contact:

Joel Hatlen                                          Deborah Stapleton
VP, Finance and Chief Financial Officer              Stapleton Communications
Data I/O                                             (650) 470-0200
(425) 881-6444                                       deb@stapleton.com


          DATA I/O ANNOUNCES FOURTH QUARTER AND 2004 FINANCIAL RESULTS

Redmond, Wash., Feb. 16, 2005 - Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the fourth quarter and year ended Dec. 31, 2004.

Revenues were $5.8 million for the fourth quarter of 2004, compared with $6.6 million reported in the fourth quarter of 2003. Fourth quarter gross margins were 53.8 percent, compared with 54.8 percent in the fourth quarter of 2003.

In accordance with U.S. generally accepted accounting principles (GAAP), net loss for the fourth quarter of 2004 was $584,000 or a net loss of $0.07 per share, compared with net income of $337,000 or $0.04 per share in the fourth quarter of 2003. The quarterly income comparison reflects the lower sales volume for the fourth quarter, a decline in gross margin percentage, increased investment in development projects, investment in establishing our China operations and a restructuring charge of $60,000 in the fourth quarter of 2004.

Total cash and short-term investments were $6.6 million at Dec. 31, 2004. The company remains debt-free.

Fiscal Year 2004 Results
For the year ended Dec. 31, 2004, Data I/O reported revenues of $27.3 million, a
10.6 percent increase from revenues of $24.7 million in 2003. The net loss for 2004 was $92,000 or $0.01 per share, compared with net income of $1.3 million or $0.16 per share for 2003. The annual income comparison reflects the lower gross margin percentage, increased investment in development projects, investment in establishing our China operations, higher commissions and selling expenses, increased marketing costs associated with our ImageWriter in-system programming initiative and restructuring charges of $562,000. Gross margins in 2004 were
53.4 percent, compared with 55.4 percent in the prior year.

Data I/O announced on Feb. 14, 2005 that it will amend previously issued financial statements for the fiscal year ended Dec. 31, 2003 and prior periods, due to a cumulative overstatement of demonstration inventory equipment accumulated depreciation and a corresponding overstatement of depreciation (international selling) expense of approximately $112,000. For the year ending Dec. 31, 2003, Data I/O will amend its financial statements due to a $65,000 overstatement of depreciation (international selling) expense. No adjustment was required for the years ended Dec. 31, 2002 and 2001 other than to reflect a $47,000 increase in retained earnings related to the cumulative effect of this error from the periods prior to 2001. These adjustments have been reflected in the 2003 comparison data included here.

"As we mentioned in our Dec. 22, 2004 news release, the fourth quarter financial results reflect the seasonality of our customers' businesses as some of our customers delayed shipments until the first quarter of 2005," said Fred Hume, president and CEO. "Our disappointments in these delays were compounded by the fact that a major shipment to China was also delayed in customs for over two weeks. Had we been able to recognize that shipment we would have been toward the higher end of the guidance provided in the news release. The positive side is that January revenues provide a good start for the first quarter, and we remain confident that 2005 will be a good year for Data I/O."

"During the fourth quarter, we introduced products that will serve expanded worldwide markets. We began shipment of the ImageWriter, Data I/O's solution for in-system programming. This product was launched first in Europe, where there is an established market for programmable microcontrollers used in automotive applications. We continue to see in-system programming as an important growth area for Data I/O.

"We also launched the newest version of our RoadRunner product to support the Panasonic CM402 placement machine. This machine is used by Samsung as well as other Asian handset manufacturers," said Hume.

"Also in the fourth quarter, we introduced the PS-588, our newest solution for automated programming that provides a much higher level of throughput for high volume programming than previously available at a lower cost per part. We expect to begin shipment of this product during the second quarter of 2005," said Hume.

First Quarter 2005 Guidance
Data I/O currently expects that revenues in the first quarter of 2005 will be approximately $7 million. Gross margins are expected to be approximately 54 percent.

Conference Call Information
A conference call discussing the fourth quarter and 2004 financial results will follow this release today at 8:00 a.m. Pacific time/11:00 a.m. Eastern time. To listen to the call, please dial (212) 287-1616, passcode: Data I/O. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-1061. The conference call will also be simultaneously webcast over the Internet; visit the Investor Relations section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.


About Data I/O Corporation
Celebrating more than 30 years of innovative leadership in the device programming industry, Data I/O Corporation (NASDAQ: DAIO), provides manual and automated device programming systems that specifically address the requirements of engineering and manufacturing customers. FlashCORE(TM), Sprint and UniSite families provide a wide range of device support and versatility to address a user's many different programming needs. Data I/O Corporation has headquarters in Redmond, WA, with sales and services offices worldwide. For further information, visit the company's website at http://www.dataio.com.

Forward Looking Statement
Statements in this news release concerning future revenues, future margins, future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues based upon the timing of product deliveries and installations, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.


                       - Summary Financial Data Attached -

                               DATA I/O CORPORATION
                       COMPARATIVE STATEMENTS OF EARNINGS
                      (in thousands except per share data)

                                                          Fourth Quarter                              Twelve Months Ended
                                            -------------------------------------------     ----------------------------------------
                                                                               Percent                                      Percent
                                                  12/31/04       12/31/03      Change            12/31/04      12/31/03     Change
                                            --------------- -------------- ------------     -------------- ------------ ------------
Net sales                                           $5,815         $6,595       -11.8%            $27,310      $24,687        10.6%
Gross margin                                         3,129          3,615       -13.4%             14,583       13,679         6.6%
Gross margin as percent of sales                     53.8%          54.8%                           53.4%        55.4%
Operating expenses:
  Research & development                             1,414          1,105        28.0%              5,056        4,639          9.0%
  Selling, general and administrative                2,337          2,166         7.9%              9,036        7,715         17.1%
  Provision for business restructure                    60            (14)                            562          (39)
                                            --------------- --------------                  -------------- ------------

Operating income (loss)                               (682)           358                             (71)       1,364
Non-operating income (expense):
  Interest, net                                         30             31                              59           89
  Foreign currency exchange                            (49)           (10)                            (94)        (114)
                                            --------------- --------------                  -------------- ------------
Income/(loss) from operations before taxes            (701)           379                            (106)       1,339
Income tax expense (benefit)                          (117)            42                             (14)          33
                                            --------------- --------------                  -------------- ------------
Net income/(loss)                                    ($584)          $337                            ($92)      $1,306
                                            =============== ==============                  ============== ============

Diluted earnings/(loss) per share                   ($0.07)         $0.04                          ($0.01)       $0.16

Diluted weighted average shares
outstanding                                          8,061          8,391                           8,029        8,117

                             CONDENSED BALANCE SHEET
                                 (in thousands)

                                                                             12/31/04                12/31/03
                                                                          ------------            ------------
Cash and cash equivalents                                                      $5,534                  $4,380
Short-term investments                                                          1,037                   2,354
Accounts receivable, net                                                        4,489                   5,054
Inventories                                                                     4,139                   4,607
Other current assets                                                              652                     431
Land, building and equipment                                                    1,970                   1,263
Other long-term assets                                                             25                      11
                                                                          ------------            ------------
        Total assets                                                          $17,846                 $18,100
                                                                          ============            ============


Current liabilities                                                            $5,600                  $5,794
Total funded debt                                                                   0                       0
Deferred gain on sale of property                                                 776                   1,106
Shareholders' equity                                                           11,470                  11,200
                                                                          ------------            ------------
        Total liabilities and shareholders' equity                            $17,846                 $18,100
                                                                          ============            ============


SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Data I/O Corporation


February 18, 2005          By /s/Frederick R. Hume
                           Frederick R. Hume
                           President
                           Chief Executive Officer



                           By /s/Joel S. Hatlen
                           Joel S. Hatlen
                           Vice President - Finance
                           Chief Financial Officer
                           Secretary and Treasurer